Exhibit 5.1

North America Europe Asia	35 W. Wacker Drive Chicago, IL 60601 T +1 312 558 5600 F +1 312 558 5700

August 17, 2017

Lear Corporation

21557 Telegraph Road

Southfield, Michigan 48033

Re:	Form S-3 Registration Statement (File No. 333-219855)

Ladies and Gentlemen:

We have acted as counsel to Lear Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of (i) a registration statement on Form S-3 (File No. 333-219855) (the “Registration Statement”) filed with the Commission on August 10, 2017 relating to the offering from time to time, together or separately and in one or more series (if applicable), of an indeterminate amount of various securities of the Company, including senior notes, (ii) the prospectus dated August 10, 2017 forming a part of the Registration Statement, together with the documents incorporated therein by reference (the “Base Prospectus”), (iii) the preliminary prospectus supplement in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on August 14, 2017 and (iv) the final prospectus supplement dated August 14, 2017 in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on August 16, 2017 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), in connection with the offering by the Company of $750,000,000 aggregate principal amount of 3.800% Senior Notes due 2027 (the “Notes”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth below, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents that we considered necessary or appropriate as a basis for the opinion, including the Registration Statement, the Prospectus and the forms of the documents referred to in the Prospectus. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Notes constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and equitable principles that may limit the right to specific enforcement of remedies.

The foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing. We express no opinion with respect to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion as Exhibit 5.1 to this Current Report on Form 8-K and to the references to our firm under the captions “Validity of the Securities” in the Base Prospectus and “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP